STATE OF NEW JERSEY
DEPARTMENT OF TREASURY
FILING CERTIFICATION (CERTIFIED COPY)
0100109974

UNIFOIL HOLDINGS, INC.

I, the Treasurer of the State of New Jersey, do hereby certify, that the above named business did file and record in this department the below listed document(s) and that the foregoing is a true copy of the Certificate Of Amendment as the same is taken from and compared with the original(s) filed in this office on the date set forth on each instrument and now remaining on file and of record in my office.


THE GREAT SEAL OF THE STATE OF NEW JERSEY
LIBERTY AND
PROSPERITY
1776

Certificate Number: 139656383
Verify this certificate online at
https://www1.state.nj.us/TYTR_StandingCert/JSP/Verify_Cert.jsp

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my Official Seal at Trenton, this 5th day of June, 2017

Ford M Scudder
State Treasurer

AMC
FILED
JUL 0 2 2007
STATE TREASURER
0100109974

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF UNIFOIL HOLDINGS, INC.

Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation (the "Corporation") executes the following Certificate of Amendment to its Certificate of Incorporation (this "Amendment")

1. The name of the Corporation is: Unifoil Holdings, Inc.

2. This Amendment was approved by the directors and thereafter duly adopted by the shareholders of the Corporation on the 28th day of June, 2007.

RESOLVED, that Article Third of the Certificate of Incorporation be amended to read as follows:

> **THIRD:** The aggregate number of shares which the corporation shall have the authority to issue is Fifteen Million (15,000,000) shares of no par value voting common stock and Five Million (5,000,000) shares of no par value non-voting common stock.
>
> All or any portion of said shares may be issued by the corporation from time to time, and for such consideration as may be determined by the Board of Directors, as provided by law.

3. The number of shares of voting common stock outstanding at the time of the adoption of this Amendment was: 4,254,104. The total number of shares entitled to vote thereon was: 4,254,104.

4. The number of shares of voting common stock, entitled to vote on this Amendment voting for and against this Amendment is as follows:

No. Shares Voting For Amendment	No. Shares Voting Against Amendment
3,020,895	0

UNIFOIL HOLDINGS, INC.

By: [signature]
Joseph J. Funicelli, President

Dated this 28th day of June, 2007.

amendment to cert of incorporation- unifoil.doc

S1862432
J3490049